Exhibit 4.4

ASIC ADVANTAGE, INC.

COMMON STOCK

2000 STOCK OPTION PLAN

1.	Purposes.

The purposes of this Stock Option Plan (the “Plan”) of Asic Advantage, Inc., a California corporation (the “Company”), are to:

1.1 Encourage selected employees, directors and consultants to improve operations and increase profits of the Company;

1.2 Encourage selected employees, directors and consultants to accept or continue employment or association with the Company or its affiliates; and

1.3 Increase the interest of selected employees, directors and consultants in the Company’s welfare through participation in the growth in value of the stock of the Company.

Options granted under this Plan (“Options”) may be “incentive stock options” (“ISOs”) intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified stock options” (“NSOs”).

2.	Eligible Persons.

Every person who at the date of grant of an option is a full-time employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NSOs or ISOs under this Plan. Every person who at the date of grant is a consultant or non-employee director to the Company or to any Affiliate (as defined below) of the Company is eligible to receive NSOs under this Plan. The term “Affiliate” used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term “employee” includes an officer or director who is an employee of the Company. The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.

3.	Stock Available for Awards.

Subject to the provisions of Section 6.1.1 of the Plan, the maximum aggregate number of shares of stock which may be granted pursuant to this Plan is 5,000,000 shares of Common Stock of the Company (the “Stock”). The shares covered by the portion of any Option granted under the Plan which expires unexercised shall be available for future grant under the Plan. Shares issued pursuant to the exercise of an Option granted under the Plan which are repurchased by the Company in accordance with the terms of the Plan shall be available for future grant as Options under the Plan. Anything herein to the contrary notwithstanding, the number of shares sold, to be sold, or issuable under this Plan shall be subject to any applicable limitations provided for pursuant to section 25102(o) of the California Corporations Code.

4.	Administration.

4.1 This Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) of at least two Board members to which administration of the Plan is delegated (in either case, the “Administrator”).

4.2 From and after such time as the Company registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered in accordance with the disinterested administration requirements of rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”), or any successor rule thereto.

4.3 Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Stock subject to Options; (iii) to determine the exercise price of Options granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted, including but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any Option; (ix) to defer (with the consent of the optionee) or accelerate the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The terms of the various Options need not be identical, and the Administrator need not treat persons eligible to receive Options uniformly. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

4.4 All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

5.	Granting of Options; Option Agreement.

5.1 No Options shall be granted under this Plan after ten (10) years from the date of adoption of this Plan by the Board.

5.2 Each Option shall be evidenced by a written stock option agreement, in a form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute such an agreement shall not invalidate the granting of an Option.

5.3 The agreement shall specify whether the Option it evidences is a NSO or an ISO. However, notwithstanding such designations, if the aggregate fair market value of the shares with respect to which Options designated as ISOs would become exercisable for the first time by any optionee during any calendar year (under all plans of the Company) exceeds $100,000, then unless otherwise provided in the stock option agreement or by the Administrator, such Options shall be NSOs to the extent of the excess above $100,000. For purposes of this Section 5.3, Options shall be taken into account in the order in which they were granted, and the fair market value of the shares shall be determined as of the time the Option with respect to such shares is granted.

5.4 The Administrator may approve the grant of Options under this Plan to persons who are expected to become employees, directors or consultants of the Company, but are not employees, directors or consultants at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment or consulting relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.

6.	Terms and Conditions of Options.

Each Option granted under this Plan shall be designated as an NSO or an ISO. Each Option shall be subject to the terms and conditions set forth in Section 6.1. NSOs shall also be subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

6.1 Terms and Conditions to Which all Options are Subject. All Options granted under this Plan shall be subject to the following terms and conditions:

6.1.1 Changes in Capital Structure. Subject to 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in (i) the number and class of shares of Stock subject to this Plan and each Option outstanding under this Plan, and (ii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board in its sole discretion.

6.1.2 Corporate Transactions. New option rights may be substituted for the option rights granted under this Plan, or the Company’s obligations as to Options outstanding under this Plan may be assumed by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with (i) any merger, consolidation acquisition, separation, or reorganization under which more than 50 percent of the shares of the Company outstanding immediately before such event are converted into cash or into another security, (ii) the dissolution or liquidation of the Company, or (iii) any like occurrence in which the Company is involved, in such manner that the then outstanding Options which are ISOs will continue to be “incentive stock options” within the meaning of Section 422 of the Code to the full extent permitted thereby.

6.1.3 Time of Option Exercise. Except as necessary to satisfy the requirements of Section 422 of the Code and subject to Section 5, Options granted under this Plan shall be exercisable at such times as are specified in the written stock option agreement relating to such Option; provided, however, that if the optionee is a director or officer, as those terms are used in Section 16 of the Exchange Act, such Option may not be exercisable, in whole or in part, at any time prior to the six-month anniversary of the date of Option grant, unless the Administrator determines that the foregoing provision is not necessary to comply with the provisions of Rule 16b-3 or that Rule 16b-3 is not applicable to the Plan. No Option shall be exercisable, however, until a written stock option agreement in a form satisfactory to the Company is executed by the Company and the optionee.

6.1.4 Option Grant Date. Except in the case of advance approvals described in Section 5.4, the date of grant of an Option under this plan shall be (i) the first business day of the calendar quarter following the quarter in which the Administrator approves the grant, or (ii) such other date specified in the written stock option agreement relating to such Option.

6.1.5 Nonassignability of Option Rights. No Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During the life of the optionee, an Option shall be exercisable only the optionee.

6.1.6 Payment. Except as provided below, payment in full, in cash, shall be made for all Stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion, may authorize any one or more of the following additional methods of payment:

(i) Acceptance of the optionee’s full recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest on debt instruments of such type would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company). In making its determination to accept a promissory note from an employee of the Company, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company; and

(ii) Delivery by the optionee of Stock already owned by the optionee for all or part of the Option price, provided the value (determined as set forth in Section 6.1.12) of such Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by delivery of such stock; provided, however, that if an optionee has exercised any portion of any option granted by the Company by delivery of Stock, the optionee may not, within six months following such exercise, exercise any Option granted under this Plan by delivery of Stock; and

(iii) Any other consideration and method of payment to the extent permitted under Sections 408 and 409 of the California Corporations Code.

6.1.7 Termination of Employment. Unless determined otherwise by the Administrator in its absolute discretion, to the extent not already expired or exercised, an Option shall terminate: (i) for employees not subject to section 16(b) of the Exchange Act, at the earlier of (a) the Expiration Date (as defined in Section 6.1.13) or (b) three months after termination of employment with the Company or any Affiliate; (ii) for optionees who are consultants or nonemployee directors, at the earlier of (a) the Expiration Date or (b) seven months after the last day served as a consultant to or director of the Company or any affiliate; and (iii) for optionees who are employees and either directors or otherwise subject to section 16(b) of the Exchange Act, at the earlier of (a) the Expiration Date, (b) three months after termination of employment with the Company or any affiliate in the case of ISOs, and (c) in the case of NSOs, seven months after the later of termination of employment with the Company or any Affiliate or the last day served as a director of or consultant to the Company or any Affiliate; provided that, an Option shall be exercisable after the date of termination of employment or service as a director or consultant only to the extent exercisable on the date of termination and, provided further, that if termination of employment or service as a director or consultant is due to the optionee’s death or “disability” (as determined in accordance with Section 22(e)(3) of the Code), the optionee, or the optionee’s personal representative (or any other person who acquires the Option from the optionee by will or the applicable laws of descent and distribution), may at any time within 12 months after the termination of employment or service as a director or consultant (or such lesser period as is specified in the option agreement but in no event after the Expiration Date of the Option), exercise the rights to the extent they were exercisable on the date of termination. A transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence due to sickness, military service, or other cause duly approved by the Company, shall not be deemed a termination of employment or the consulting relationship for purposes of this Plan. For the purpose of this Section 6.1.7, “employment” means engagement with the Company or any Affiliate of the Company either (i) as an employee, (ii) as a director, or (iii) as a consultant on a basis determined by the President of the Company in his sole discretion to be substantially equivalent to employment.

6.1.8 Withholding and Employment Taxes. At the time of exercise of an Option (or at such later time(s) as the Company may prescribe), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. The Administrator may, in the exercise of its sole discretion, permit an optionee to pay some or all of such taxes by means of a promissory note on such terms as the Administrator deems appropriate. If authorized by the Administrator in its sole discretion, an optionee may elect to have shares of Stock which are acquired upon exercise of the Option withheld by the Company or to tender to the Company other shares of Stock or other securities of the Company owned by the optionee on the date of determination of the amount of tax to be withheld as a result of the exercise of such Option (the “Tax Date”) to pay the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option, provided that such election satisfies the following requirements: (i) such election shall be irrevocable, and (ii) such election shall be subject to the disapproval of the Administrator at any time. Any securities so withheld or tendered shall be valued by the Company as of the Tax Date.

6.1.9 Rights, Preferences, Privileges and Restrictions. The shares of Stock acquired by an optionee pursuant to the exercise of an Option granted under this Plan shall have the rights, preferences, privileges and restrictions set forth in the Restated Articles of Incorporation of the Company, as amended from time to time, which are incorporated herein by this reference.

6.1.10 Right of Repurchase and Right of First Refusal.

6.1.10.1 Right of Repurchase. Each Option shall provide for a right of repurchase by the Company with respect to the shares of Stock acquired by the optionee thereby, as may be determined by the Administrator in its discretion. Such Option shall further provide that the right of repurchase shall terminate upon the earlier of (i) the closing of the Company’s initial registered public offering, or (ii) ten (10) years after the grant date of the Option as set forth in Section 6.1.4.

6.1.10.2 Right of First Refusal. If an Option provides for a right of first refusal in favor of the Company with respect to Stock acquired by employees, directors or consultants, such Option shall further provide that the right of first refusal shall terminate upon the earlier of (1) the closing of the Company’s initial registered public offering, or (ii) ten (10) years after the grant date of the Option as set forth in Section 6.1.4.

6.1.11 Other Provisions. Each Option granted under this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code.

6.1.12 Determination of Value. For purposes of this Plan, the value of the Stock or other securities of the Company shall be determined as follows:

(i) If the stock of the Company is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System, its fair market value shall be the closing sales price for such stock as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in The Wall Street Journal or similar publication.

(ii) If the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(iii) In the absence of an established market for the stock, the fair market value thereof shall be determined by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

6.1.13 Option Term. No option shall be exercisable more than ten (10) years after the date of grant, or such lesser period of time as is set forth in the option agreement (the end of the maximum exercise period stated in the option agreement is referred to in this Plan as the “Expiration Date”). No Option granted to a Ten Percent Shareholder (as defined in Section 6.2.1) shall be exercisable more than five years after the date of grant.

6.2 Terms and Conditions to Which Only NSOs are Subject. Options granted under this Plan which are designated as NSOs shall be subject to the following terms and conditions:

6.2.1 Exercise Price. The exercise price of a NSO shall be not less than 85 percent of the fair market value (determined in accordance with Section 6.1.12) of the Stock subject to the Option on the date of grant, except that the exercise price of a NSO granted to any person who owns, directly or by attribution, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate (a “Ten Percent Shareholder”), shall in no event be less than 110 percent of such fair market value.

6.3 Terms and Conditions to Which Only ISOs are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

6.3.1 Exercise Price. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.12) of the Stock covered by the Option on the date of grant, except that the exercise price of an ISO granted to any Ten Percent Shareholder shall in no event be less than 110 percent of such fair market value.

6.3.2 Disqualifying Dispositions. If Stock acquired upon exercise of an ISO is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, the holder of the Stock immediately before the disposition shall notify the Company in writing of the date and terms of the disposition and comply with any other requirements imposed by the Company in order to enable the Company to secure any related income tax deduction to which it is entitled.

7.	Manner of Exercise.

An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator. Such written notice shall be in a form satisfactory to the Company and may contain such terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator. The date on which the Company receives such written notice accompanied by payment of the exercise price, as provided in Section 6.1.6, and any federal or state withholding or employment taxes required to be withheld by virtue of exercise of the Option shall be considered the date on which such Option was exercised.

Promptly after receipt of written notice of exercise of an Option, along with payment of the exercise price and any withholding or employment taxes as provided above, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of Stock. An optionee or a transferee of an Option shall not be a shareholder of the Company for any purpose whatsoever and shall not have any rights or privileges as a shareholder with respect to any Stock covered by the Option until all the requirements of this Section have been satisfied and then only as to the number of shares purchased.

8.	Employment or Consulting Relationship.

Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee’s employment or consulting relationship with the Company at any time, nor confer upon any optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.

9.	Financial Information.

The Company shall provide to each optionee during the period such optionee holds an outstanding Option a copy of the financial statements of the Company, as prepared either by the Company or independent certified public accountants of the Company, as soon as practicable following the end of the Company’s fiscal year.

10.	Amendments to Plan

The Board may amend this Plan at any time. Without the consent of an optionee, no amendment may adversely affect outstanding Options except to conform this Plan and any ISOs granted under this Plan to federal or other tax laws relating to incentive stock options. No amendment shall require shareholder approval unless (i) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes, (ii) from and after such time as the Company registers a class of equity securities under Section 12 of the Exchange Act, shareholder approval shall be required to meet the exemptions provided by Rule 16b-3, or any successor rule thereto, or (iii) the Board otherwise concludes that shareholder approval is advisable.

11.	Shareholder Approval; Term.

This Plan shall become effective upon adoption by the Board of Directors, provided, however, that no Option shall be exercisable unless and until written consent of a majority of the shareholders of the Company or approval by a majority of shareholders of the Company present, or represented, and entitled to vote at a validly called shareholders’ meeting (or such greater number as may be required by law or applicable governmental regulations or orders) is obtained within 12 months after adoption by the Board. This Plan shall terminate ten (10) years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without shareholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then outstanding Options. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.

Plan adopted by the Board of Directors on March 30, 2000

Plan approved by Shareholders on March 30, 2000